Exhibit 6.9

Form of Owner Agreement

St. Regis Aspen Resort

Aspen, Colorado

Tenant: Aspen TRS Operating Tenant, LLC

Landlord: Aspen Owner, LLC

Manager: SHERATON OPERATING CORPORATION

              , 2018

THIS OWNER AGREEMENT (this “Agreement”) is executed as of the       day of               , 2018, by Aspen Owner, LLC, a Delaware limited liability company (“Landlord”), Aspen TRS Operating Tenant, LLC, a Delaware limited liability company (“Tenant”), and Sheraton Operating Corporation, a Delaware limited liability corporation; (“Manager”).

RECITALS

A.            Landlord acquired fee simple title (the “Fee Transfer”) to the real property described in Exhibit A to the Management Agreement (as defined below) from Landlord’s predecessor-in-interest, 315 East Dean Associates, Inc. (“315 East Dean”).

B.            Landlord leased the Hotel Unit and the Commercial Unit (each as defined in the Management Agreement) (hereinafter collectively referred to as the “Leased Premises”) to Tenant, and Tenant leased the Leased Premises from Landlord, under the lease agreement attached as Exhibit A (as amended or supplemented from time to time, the “Lease”).

C.            Tenant assumed the obligations of 315 East Dean (the “Assumption”) under that certain Operating Agreement dated as of September 29, 2010 with Manager, as amended by that certain side letter agreement dated September 29, 2010, that certain Second Amendment dated September 26, 2011, that certain letter agreement dated July 9, 2012, that certain letter agreement dated January 4, 2013, and that certain Third Amendment dated April 3, 2013, relating to the St. Regis Aspen Resort (the “Management Agreement”) for the operation of the Leased Premises by Manager.

D.            Landlord, Manager and Tenant want to set forth certain obligations of the parties related to the ownership and operation of the Leased Premises and to address portions of the Management Agreement which affect the rights and obligations of the parties.

NOW, THEREFORE, in consideration for the promises of this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.             Definitions.  Capitalized terms used but not defined herein are defined in the Management Agreement.

2.             Landlord Consideration.  Landlord acknowledges that its execution, delivery and performance of this Agreement are to its direct benefit, are within its organizational purposes, and are in its best interest.

3.             Acknowledgement of Lease.  To the extent required pursuant to the terms of the Management Agreement, Manager hereby consents to the Fee Transfer, the lease of the Leased Premises from Landlord to Tenant under the Lease and the Assumption. The Lease will not be construed to (i) impose any additional obligations or liabilities on Manager or (ii) modify or amend any of the rights and duties of the parties under the Management Agreement. If any of the terms of the Management Agreement impose a greater or inconsistent obligation on Tenant than the corresponding terms of the Lease, then Tenant will comply with, and take all actions necessary to prevent breaches of or defaults under, the relevant terms of the Management Agreement. Manager has no obligation to (a) determine whether any cost required to be paid by Manager is a cost of Landlord or a cost of Tenant or (b) require that costs of Landlord or Tenant be paid from funds that can be identified as belonging to the party that incurred such costs. Tenant and Landlord will look only to each other for the moneys that may be owed one to the other under the Management Agreement or the Lease. Manager may look only to Tenant to pay operating costs of the Leased Premises and other “Owner” obligations under the Management Agreement.

4.             Landlord & Tenant Representations and Warranties.  Landlord and Tenant each represent and warrant that Landlord and Tenant are each wholly-owned and controlled by Aspen OP, LP, a Delaware limited partnership (“Aspen OP”).

5.             Termination of the Lease.  Termination of the Lease will not result in termination of the Management Agreement or any disturbance of the rights and benefits of Manager thereunder.  If the Lease terminates for any reason, including expiration of the Lease term or the “rejection” of the Lease after Bankruptcy (as defined below) of Tenant (collectively, a “Lease Termination”), Landlord agrees to the following:

A.            Nondisturbance.  So long as the Management Agreement has not been terminated pursuant to the express terms and conditions thereof, Landlord (i) will recognize Manager’s rights under the Management Agreement, (ii) will not (and will not cause or permit any other party to) name Manager as a party in any eviction or other possessory action or proceeding and (iii) will not (and will not cause or permit any other party to) disturb Manager in its right to operate the Leased Premises under the Management Agreement.

B.            Assumption of Management Agreement.  Before or concurrently with any Lease Termination Landlord will either (i) assume all of Tenant’s rights and obligations under the Management Agreement for the periods after the Lease Termination, or (ii) cause a successor Tenant to (a) assume Tenant’s rights and obligations under the Lease, the Management Agreement, and this Agreement, or (b) enter into a new lease with Landlord in substantially the same form as the Lease, and assume the rights and obligations of Tenant under the Management Agreement and this Agreement, in each case, such that the relationship between any successor Tenant, Landlord and Manager be under the same terms as the relationship between Tenant, Landlord and Manager under this Agreement, the Management Agreement and the Lease. Any successor to Tenant under subclause (ii) shall be subject to Manager’s prior written approval unless such successor to Tenant is (x) a direct or indirect wholly-owned subsidiary of, or an entity under common control and ownership with, Tenant or Landlord, or (y) a person or entity to whom a Hotel Transfer is permitted under Section 11.3 of the Management Agreement.

For purposes of this Section 5, the term “Bankruptcy” means that a party (i) files a voluntary petition or a petition for reorganization under any bankruptcy, insolvency or similar law; (ii) consents in writing to an involuntary petition under any bankruptcy, insolvency or similar law or fails to vacate any order approving such an involuntary petition within 90 days from the date the order is entered; (iii) is unable to pay its debts as they become due; (iv) is adjudicated to be bankrupt, insolvent or of similar status by a court of competent jurisdiction; or (v) has a receiver, trustee, liquidator or similar authority appointed over all or a substantial part of its assets, and such appointment is not dismissed within 60 days from the date of appointment.

6.             Guaranty.  Landlord absolutely, irrevocably, and unconditionally guaranties the performance of all obligations of Tenant as “Owner” under the Management Agreement (the “Guarantied Obligations”).  The Guarantied Obligations which are monetary obligations will be paid when due and payable and the Guarantied Obligations which are performance obligations will be fully performed when and in the manner required by the Management Agreement.  This guaranty is an absolute, irrevocable, and unconditional guaranty of payment and performance and the liability of Landlord under this Agreement is absolute and unconditional irrespective of:  (i) any lack of validity or enforceability of the Management Agreement or this Agreement; (ii) any change in the time, manner, place or any other term or condition of payments due under the Management Agreement, or this Agreement, or any other amendment or waiver of, or consent to, or any departure from the Management Agreement, or this Agreement; (iii) any failure of Manager to enforce the terms of the Management Agreement, or this Agreement against Tenant; or (iv) any other circumstances which might otherwise constitute a defense to, or discharge of, any of the Guarantied Obligations (other than because, or to the extent, the same have been previously discharged in accordance with the terms of the Management Agreement).  If all or any part of the Guarantied Obligations have not been paid when due or performed when performance is required, Landlord (without first requiring Manager to proceed against Tenant or any other party or any other security) will pay or cause to be paid any such monetary obligations (including interest and any other charges due under the Management Agreement) or perform or cause to be performed any such nonmonetary obligations within 10 business days after receipt of notice from Manager of Tenant’s failure to pay or perform the same.  If Landlord fails to pay any such monetary obligations or perform or cause to be performed such nonmonetary obligations, Manager may exercise any and all legal and equitable remedies available and Landlord will pay any and all reasonable out-of-pocket costs (including outside counsel fees and costs) actually incurred by Manager in enforcing its rights under this Agreement. The guaranty contained in this Section 6:  (a) is a continuing guaranty and will remain in full force and effect until the earlier of (x) the indefeasible satisfaction and discharge in full of Tenant’s obligations as “Owner” under the Management Agreement and Landlord’s and Tenant’s obligations under this Agreement, and (y) except with respect to those obligations which expressly survive the expiration or earlier termination of the Management Agreement in accordance with the terms thereof, the expiration or earlier termination of the Management Agreement in accordance with its terms, and (b) will continue to be effective or will be reinstated, as the case may be, if any payment under the Management Agreement, or this Agreement becomes unrecoverable from Tenant by operation of law or for any other reason (except in the event that a court of competent jurisdiction determines that Manager is not entitled to any such payment) or must otherwise be returned by Manager on the insolvency, bankruptcy or reorganization of Landlord or Tenant.  The terms of this Section will survive the expiration or earlier termination of the Management Agreement and this Agreement.

7.             Intentionally Deleted.

8.             Agreements Relating to Tenancy.  To address the fact that Tenant’s interest in the Leased Premises is leasehold, and to address other related matters, the parties agree to the following modifications of the Management Agreement, to be effective for so long as Tenant’s interest in the Leased Premises is leasehold:

A.            Subject to the terms of the Management Agreement, Landlord and Tenant agree, and Manager acknowledges, that:  (i) Landlord holds, and will maintain during the term of the Management Agreement, marketable fee title to the Leased Premises; (ii) Tenant holds, and will maintain during the term of the Management Agreement, leasehold title to the Leased Premises free and clear of any liens, encumbrances or other charges, except for those expressly permitted under the Management Agreement; (iii) the non-disturbance agreement required in Section 13.1 of the Management Agreement will apply to both this Agreement and the Management Agreement; and (iv) if applicable, the responsibility to keep the Ground Lease in full force and effect and to comply with all terms thereof as required in the Management Agreement is an obligation of both Landlord and Tenant.

B.            The parties agree that: (i) the term “Hotel Transfer” in the Management Agreement includes (in addition to the events described in the definition of such term in the Management Agreement)

the following: (a) any assignment of the Lease (except a conditional assignment of the Lease as security for a Mortgage permitted under the Management Agreement); (b) any sublease of leasehold interest in the Leased Premises by Tenant (other than rentals of hotel rooms and subleases to space tenants permitted pursuant to the terms of the Management Agreement); (ii) as used in the definitions of the terms “Transfer of Control” and “Transfer of Ownership Interests” in the Management Agreement, the term “Owner” shall be deemed to include both Tenant and Landlord; (iii) except in connection with a Hotel Transfer permitted pursuant to the Management Agreement and this Agreement or otherwise consented to by Manager to the extent required thereunder and/or hereunder, Aspen OP will maintain ownership and control of Landlord and Tenant; and (iv) for so long as the Lease remains in effect, any transfer of Landlord’s fee interest or any Hotel Transfer that is permitted or otherwise consented to by Manager under Article 11 of the Management Agreement shall include a transfer of both Landlord’s fee interest and Tenant’s leasehold interest in the Leased Property to affiliated entities, which affiated entities shall be required to enter into an agreement with Manager in form and substance similar to this Agreement. Subject to the foregoing, Manager acknowledges and agrees that Landlord is and shall be an intended third-party beneficiary of, and shall be entitled to the benefits of, the provisions of Section 11.3 (Permitted Transfers by Owner) of the Management Agreement.

C.            If Landlord hereafter encumbers the Premises and/or the Leased Premises with a Mortgage, the non-disturbance agreement required in Article 13 of the Management Agreement for such Mortgage will be deemed modified (i) to account for the fact that Landlord (rather than Tenant) has encumbered the Premises and/or the Leased Premises with such Mortgage, and (ii) to provide that the parties’ rights and obligations under such non-disturbance agreement will, as applicable, apply to both the Management Agreement and this Agreement.

9.             Additional Landlord Obligations.

A.            Landlord agrees to fully and timely comply with all notice requirements in Section 19.5 of the Management Agreement for a Hotel Transfer relating to Landlord’s interest in the Leased Property.  Landlord further agrees that Landlord will not have any right to enter into a Hotel Transfer relating to Landlord’s interest in the Leased Property unless Landlord first provides notice to Manager as required in Section 11.3 of the Management Agreement.

B.            Landlord agrees, where applicable, on request by Manager, not to unreasonably withhold, condition or delay the signing, without charge, of applications for licenses, permits or other documents necessary for operation of the Leased Premises, which applications Manager will prepare as necessary from time to time.

C.            Landlord agrees to exercise all of its rights in a commercially reasonable manner and perform all of its obligations as “landlord” or “lessor” under the Lease, as required or appropriate subject to the terms hereof.

D.            Landlord agrees to promptly forward to Manager a true and complete copy of all material notices received by Landlord pursuant to the Lease, including any notice of default by Landlord under the Lease.

E.            Landlord will not, without the prior written consent of Manager, not to be unreasonably withheld, conditioned or delayed, cause, permit or consent to an amendment of the Lease.  Notwithstanding the foregoing, Manager’s consent shall not be required with respect to any amendment of the Lease that is required in order for any direct or indirect owner of Landlord and Tenant that has elected to qualify to be taxed as a “real estate investment trust” (a “REIT”) pursuant to Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”) to maintain its qualification as a REIT pursuant to the Code or any similar or successor legislation thereto to the extent such amendment does not reduce the rights of Operator or increase Operator’s liabilities or obligations.

F.             Landlord agrees to enforce the terms of the Lease for the benefit of Manager and the Hotel.

G.            Landlord will perform, comply with and be bound by the following terms of the Management Agreement, as they may be amended, in accordance with the terms thereof and hereof, as if Landlord were “Owner” thereunder:  Section 1.05.C (Owner’s compliance with certain Legal Requirements), Section 4.07 (Property Impositions), Section 5.2.5 (Improvements on Adjacent Land), Article 7 (Trademarks & Intellectual Property), Article 9 (Confidentiality), Article 11 (Assignment; Transfer), Article 13 (Financing/Non-Disturbance), Article 15 (Casualty and Condemnation), Section 16.4.3 (Adverse Effect on Gaming Licenses), Section 16.4.4. (Violation of Sanction Laws), Section 16.4.5 (Prohibited Transfers), Section 17.5 (Waivers), Section 18.4 (Acknowledgements) and Section 20.1 (Governing Documents).

10.          Amendments to Management Agreement.  Manager will seek all approvals and consents required from, and elections to be made by, “Owner” under the Management Agreement solely from Tenant and (notwithstanding any terms to the contrary in the Lease) may rely on the same without any obligation to obtain confirmation from Landlord in any form or to grant any additional time for Landlord to instruct Tenant with respect to such matters.

11.          Certain Terms Regarding Bankruptcy.  If the Lease is rejected on behalf of Landlord under Section 365 of the United States Bankruptcy Code (the “Code”) or any other applicable law or authority (“Rejection”), Tenant will promptly notify Manager in writing of such Rejection and Tenant will, as directed by Manager, either treat the Lease as terminated by such Rejection or retain its rights under the Lease as permitted by the Code or other applicable law or authority.  If the Management Agreement is terminated due to Rejection on behalf of Tenant, the Management Agreement will remain effective as to, or will be deemed assumed by, Landlord, and Landlord will, if directed by Manager (but only if such right may be exercised under the Code or other applicable law and authority), terminate the Lease, subject to the terms of Section 5 hereof.  Landlord and Tenant each agree that it will not join in any involuntary petition against the other under the Code or any other similar federal or state law providing for debtor relief, without the prior written consent of Manager in its sole and absolute discretion.

12.          Term.  The term of this Agreement will commence on the date set forth above and will run concurrently with the term of the Management Agreement.

13.          Required Assignment.  In connection with any Hotel Transfer which includes a transfer of Landlord’s or Tenant’s title in the Leased Premises, Landlord and Tenant will cause the successors to their respective titles in the Leased Premises to assume their respective rights and obligations under this Agreement under an assumption agreement reasonably acceptable to Manager and the applicable successor entity.

14.          Notices.  All notices and other communications under this Agreement must be in writing, and must be sent or delivered by the methods and to the addresses for Tenant and Manager as required under the Management Agreement.  The address for Landlord for purposes of such notices is as follows:

c/o Elevated Returns

96 Spring Street, 6th floor

New York, New York 10012

Attention: Stephane De Baets

with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention:  Jay L. Bernstein, Esq.

Andrew S. Epstein, Esq.

and

Ruchelman P.L.L.C.

150 East 58th Street

New York, NY 10155

Attention: Galia Antebi

15.          Eligible Independent Contractor.  Manager agrees that, as of the date hereof, it is an eligible independent contractor under Section 856(d) of the Internal Revenue Code, and further agrees that it will maintain such status to the extent it can do so, acknowledging that events outside of Manager’s control may result in an overlap of ownership between Manager and Landlord or Tenant which could affect Manager’s independent contractor status.  Landlord, Manager and Tenant will cooperate in good faith to ensure that Manager retains such status.  This covenant will apply for so long as the Leased Premises is owned by Landlord (or another direct or indirect wholly-owned subsidiary of Aspen OP pursuant to a permitted assignment) and leased to Tenant (or another direct or indirect wholly-owned subsidiary of Aspen OP under a permitted assignment) as part of an ownership structure that is subject to REIT tax requirements.

16.          Miscellaneous.

A.            Modification of this Agreement.  No amendment, modification or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the party against whom enforcement of such amendment is sought, and no waiver of any provision of this Agreement by any party hereto, and no consent to any departure therefrom by any party hereto, will be effective unless it is in writing and signed by the party against whom enforcement of such waiver or consent is sought, and then such waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

B.            No Waiver.  No failure by any party hereto to exercise, and no delay in exercising, any right under the Management Agreement or this Agreement, will be deemed a waiver thereof, nor will any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right.

C.            Remedies Cumulative.  The rights and remedies of any party hereto provided in the Management Agreement and this Agreement are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law or equity.

D.            Governing Law.  This Agreement is governed by and construed under the laws of the State of Maryland, without regard to any conflict of law principles thereof.

E.            Severability.  The invalidity, illegality or unenforceability of any one or more phrases, sentences, clauses or sections contained in this Agreement will not affect the validity, legality or enforceability of the remaining portions of this Agreement.

F.             Entire Agreement.  This Agreement and the Management Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

G.            Successors and Assigns.  The parties hereto will not assign or transfer or permit the assignment or transfer of this Agreement without the prior written consent of the other parties hereto, except that Tenant and Manager each have the right and obligation to assign its respective interest in this Agreement to any party to which its respective interest in the Management Agreement may be assigned under the terms of the Management Agreement, and Landlord has the right and obligation to assign its interest in this Agreement to any party to which its interest in the Leased Premises may be assigned, subject to the requirements of the Management Agreement.

H.            Interpretation.  The captions and headings in this Agreement are for convenience only and will not affect the meaning of the sections and subsections to which they apply. The recitals hereto are incorporated as part of this Agreement. References that a party “will” do something mean that such party has an obligation to do that thing. References that a party “may” do something mean that such party has the right, but not the obligation, to do that thing. References that a party “will not” or “may not” do something mean that such party is prohibited from doing that thing. Examples used in this Agreement and references to “includes” and “including” are illustrative and not exhaustive.

I.             Counterparts.  This Agreement may be executed simultaneously in several counterparts, each of which will be deemed an original and all of which together constitute one and the same document.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the date first written above.

LANDLORD:

ASPEN OWNER, LLC,
a Delaware limited liability company

By:
Name:
Title:

TENANT:

ASPEN TRS OPERATING TENANT, LLC,
a Delaware limited liability company

By:
Name:
Title:

MANAGER:

SHERATON OPERATING CORPORATION,
a Delaware corporation

By:
Name:
Title: